OMB Number: 3235-0066
Expires: August 31, 2010
Registration No. 333-

As filed with the Securities and Exchange Commission on August 6, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Computer Task Group, Incorporated

(Exact name of registrant as specified in its charter)

New York	16-0912632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Delaware Avenue, Buffalo, New York 14209

(Address of Principal Executive Offices, Including Zip Code)

Computer Task Group, Incorporated 2000 Equity Award Plan

(Full Title of the Plan)

Copy to:
Ward B. Hinkle, Esq.
Peter P. Radetich, Esq.	Hodgson Russ LLP
Computer Task Group, Incorporated	The Guaranty Building
800 Delaware Avenue	140 Pearl Street, Suite 100
Buffalo, New York 14209	Buffalo, New York 14202
(716) 882-8000	(716) 856-4000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01	650,000	$6.55	$4,257,500	$167.32

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the reported high and low prices for the shares on NASDAQ composite reporting system on August 4, 2008.

EXPLANATORY NOTE

Reference is made to Registrant’s Registration Statements No. 333-39936, 333-91148 and 333-118314 on Form S-8 (the “Preceding Registrations”), the contents of which are incorporated in this registration by reference. This registration relates to additional securities of the same class for the same employee benefit plan covered by the Preceding Registrations. Pursuant to General Instruction E of Form S-8, in addition to incorporating the contents of the Preceding Registrations, this registration includes required opinions and consents, the signature page, and any information not in the Preceding Registrations.

Part II

Information Required in the Registration Statement

ITEM 5. Interests of Named Experts and Counsel

Certain legal matters with respect to the Common Stock being offered hereby have been passed upon by Peter P. Radetich, Senior Vice President, Secretary and General Counsel to the Registrant. As of August 6, 2008, Mr. Radetich beneficially owned Common Stock of the Registrant in an amount equal to less than one percent of the issued and outstanding shares.

ITEM 8. Exhibits

4.	Computer Task Group, Incorporated 2000 Equity Award Plan, as amended – incorporated by reference to Appendix A to the Registrant’s definitive proxy statement, dated April 9, 2008, for its annual meeting of shareholders held on May 14, 2008, as filed with the SEC.

5.	Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel for Registrant as to the legality of securities being registered – filed herewith.

23.	(a) Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel – contained in Exhibit 5, filed herewith.

(b) Consent of KPMG LLP – filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on August 6, 2008.

COMPUTER TASK GROUP, INCORPORATED

BY:	/s/ James R. Boldt
James R. Boldt
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
(a) Principal Executive Officer

/s/ James R. Boldt	Chairman, Chief Executive Officer and Director	August 6, 2008
James R. Boldt

(b) Principal Financial and Accounting Officer

/s/ Brendan M. Harrington Brendan M. Harrington	Senior Vice President and Chief Financial Officer	August 6, 2008

(c) Directors

/s/ James R. Boldt James R. Boldt		August 6, 2008

/s/ Thomas E. Baker Thomas E. Baker		August 6, 2008

/s/ Randall L. Clark Randall L. Clark		August 6, 2008

/s/ Randolph A. Marks Randolph A. Marks		August 6, 2008

/s/ William D. McGuire William D. McGuire		August 6, 2008

/s/ John M. Palms John M. Palms		August 6, 2008

/s/ Daniel J. Sullivan Daniel J. Sullivan		August 6, 2008

EXHIBIT INDEX

Exhibit No.	Description	Reference
4.	Computer Task Group, Incorporated 2000 Equity Award Plan	(1)

5	Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel to Registrant as to legality of securities being registered

23 (a)	Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel (included in Exhibit No. 5)

23 (b)	Consent of KPMG LLP

(1)	Filed as Appendix A to the Registrant’s definitive Proxy Statement dated April 9, 2008 in connection with the Registrant’s annual meeting of shareholders held on May 14, 2008 and incorporated herein by reference.